EXHIBIT No. 21

Tellabs Inc. and Subsidiaries
Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Incorporation
Tellabs Operations, Inc.	Delaware
E. Coherent Communications Systems Ltd.	United Kingdom
Telecommunications Laboratories, Inc.	Illinois
Telecon Acquisition Corp.	Delaware
Tellabs Export, Inc.	Delaware
Tellabs Japan, Inc.	Delaware
Tellabs Manufacturing, Inc.	Delaware
Tellabs International, Inc.	Illinois
Tellabs Communications Canada Ltd.	Canada
Tellabs Netherlands B.V.	Netherlands
Tellabs do Brazil, Ltda.	Brazil
Tellabs N.Z. Ltd.	New Zealand
Tellabs H.K. Ltd.	Hong Kong
Tellabs Pty. Ltd.	Australia
Tellabs International de Mexico	Mexico
Tellabs Singapore Private Limited	Singapore
Tellabs Italia S.r.l.	Italy
Tellabs (Thailand) Co., Ltd.	Thailand
Tellabs Korea, Inc.	Korea
Tellabs (V.I.), Inc.	U.S. Virgin Islands
Tellabs India Private Limited	India
Tellabs Holdings B.V.	Netherlands
Tellabs Enterprises B.V.	Netherlands
Tellabs Oy	Finland
Kiinteisto Oy Mestarinkaare	Finland
Kiinteisto Oy Sinimaentie 6	Finland
Tellabs AB	Sweden
Tellabs (S.A.) (Proprietary) Limited	South Africa
Tellabs SAS	France
Tellabs Holdings, Ltd.	Ireland
Tellabs (Ireland) Ltd.	Ireland
Tellabs Ltd.	Ireland
Tellabs Southern Europe S.A.	Spain
Tellabs Gmbh	Germany
Tellabs Research Ltd.	Ireland
Tellabs U.K. Ltd.	United Kingdom
Tellabs Communications UK Limited	United Kingdom
Tellabs Communications Ireland Limited	Ireland
Tellabs Communications Technologies	Ireland
Tellabs Denmark A/S	Denmark
DSC Communications Polska Sp. z.o.o.	Poland
DSC Communications (India) Private Limited	India
DSC Communications TMN A/S	Denmark
FIBCOM India Ltd.	(40% Joint Venture)
White Oak Merger Corp.	Delaware
Tellabs TG, Inc.	Delaware
Tellabs Transport Group, Inc.	Quebec
NetCore Systems, Inc.	Delaware
Tellabs Mexico, Inc.	Delaware
Tellabs de Mexico, S.A. de C.V.	Mexico